LPB PARTNERSHIP INTEREST PURCHASE AGREEMENT

This Partnership Interest Purchase Agreement (this “Agreement”) is made and entered into effective July 23, 2021 (the “Effective Date”), by and between COMSTOCK MINING INC., a Nevada corporation (“Buyer” or “COMSTOCK”), and LP NUTRITION LLC, a Delaware limited liability company (“Seller” or “LPN”). Buyer and Seller are referred to each as a “Party” and collectively as the “Parties” herein).

LP BIOSCIENCES LLC, a Wyoming limited liability company (the “Company”), joins in the execution of this Agreement, not as a party to the purchase and sale transaction between Buyer and Seller, but solely for the express purposes set forth in this Agreement.

RECITALS
WHEREAS, effective 12:01 a.m. CDT on July 19, 2021, pursuant to the LPN Contribution Agreement attached hereto as Exhibit A, Seller contributed all of its right, title and interest in and to the Lease Agreement (as defined therein) representing Seller’s Leasehold Interest (as defined therein) in and to the Valor Facility to the Company in consideration for a 100% transferable interest in the Company, which transferable interest is represented by 1,000,000 Class A Units in the Company;

WHEREAS, effective 12:01 a.m. CDT on July 19, 2021, in accordance with the LPN Contribution Agreement, pursuant to the LPN Assignment and Bill of Sale (Lease) and LPB Assumption Agreement (Lease) attached hereto as Exhibit B-1 and Exhibit B-2, respectively, Seller assigned all of its right, title and interest in and to the Lease Agreement and Seller’s Leasehold Interest in and to the Valor Facility to the Company, and the Company assumed and agreed to discharge Seller’s obligations and liabilities under the Lease Agreement;

WHEREAS, effective July 19, 2021, Seller assigned a 1% membership Interest in the Company represented by 10,000 Class A Units in the Company to LPN Corporation, a Minnesota corporation (“Corporate Affiliate”) pursuant to the LPN Assignment and Bill of Sale (LLC Interest) attached hereto as Exhibit C;

WHEREAS, as a result of the foregoing transactions, Seller is a member of the Company and as of July 19, 2021 holds a 99% membership Interest in the Company, which membership Interest is represented by 990,000 Class A Units in the Company, and Corporate Affiliate is a member of the Company and as of July 19, 2021 holds a 1% membership Interest in the Company, which membership Interest is represented by 10,000 Class A Units in the Company;

WHEREAS, effective July 23, 2021, Seller desires to sell to Buyer and Buyer desires to purchase from Seller a 50% membership Interest in the Company, which membership Interest is represented by 500,000 Class A Units in the Company (the “Class A Units”), as such terms are defined in, and which membership Interest represented by the Class A Units shall be governed by, the Amended and Restated Operating Agreement of the Company adopted by the Members of the Company effective as of July 23, 2021;

WHEREAS, upon and simultaneous with the consummation of the purchase and sale transaction hereunder, effective as of July 23, 2021 (i) the Company will issue a non-membership Interest in the Company represented by 3,500,000 Class B Units in the Company to COMSTOCK in consideration of COMSTOCK’s contribution of 3,500,000 shares of COMSTOCK common stock to the Company pursuant to the terms of the Comstock Contribution Agreement of even date herewith attached hereto as Exhibit D, and (ii) Seller and Buyer as Members of the Company will adopt and enter into the Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit E effective as of July 23, 2021 (the “LPB AR Operating Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
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PURCHASE AND SALE OF OWNERSHIP INTERESTS

    Section 1.1.    Purchase and Sale Transaction.

Subject to the terms and conditions set forth in this Agreement and the consummation of the transactions contemplated by this Agreement, effective as of July 23, 2021 (hereinafter referred to as the “Closing Date”) and for the consideration specified in Section 1.2, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign and convey to Buyer, free and clear of any and all liens, claims, encumbrances, security interests, or options whatsoever, effective July 23, 2021, all of Seller’s right, title and interest in and to Seller’s 50% membership interest (the “Membership Interest”) in LP BIOSCIENCES LLC, a Wyoming limited liability company (the “Company”), which Membership Interest shall be and is represented by 500,000 Class A Units of the Company (the “Class A Units”), and all of Seller’s rights and other benefits in respect of the Membership Interest and the Class A Units to which a holder of the Membership Interest and the Class A Units may be entitled under the Amended and Restated Operating Agreement of the Company adopted by the Members of the Company effective as of July 23, 2021 (the “LPB AR Operating Agreement”), pursuant to the LPN Assignment and Bill of Sale (LLC Interest) in the form attached hereto as Exhibit F.

    Section 1.2.    Purchase Price and Allocation.

    (a)    As consideration for the sale, transfer, and assignment of the Membership Interest represented by the Class A Units and for the covenants of Seller provided for herein, Seller agrees to accept and Buyer agrees to pay Seller the following consideration:

Consideration:
Credit for Prior Payment	$ 1,500,000
Escrowed Funds to be Later Released	$ 500,000
Promise to Pay From Stock Sale Proceeds	$ 3,000,000
Agreement that LPN will have a $5M Preference	$ 5,000,000
$ 10,000,000

    (b)    The payment of the consideration shall be due and payable and shall be made by or on behalf of Buyer at the times and in accordance with LPB AR Operating Agreement or, with respect to the Escrowed Funds, in accordance with the escrow agreement governing the release of the Escrowed Funds to Seller.

    (c)    Buyer and Seller agree to cause the Company to make a Section 754 election in connection with the purchase and sale transaction contemplated by this Agreement, and that the allocation of the Purchase Price among the assets of the Company and the deemed distribution to Buyer under Section 752(b) of the Internal Revenue Code of 1986, as amended (the “Code”) shall be made in a manner consistent with the LPB AR Operating Agreement. Buyer and Seller agree to report, act and file all tax returns in all respects and for all purposes, including for purposes of Section 751 of the Code, consistent with such allocation. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so as a result of a determination within the meaning of Section 1313(a) of the Code.

    Section 1.3.    The Closing.

    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically, or such other place as the Parties may agree upon, effective July 23, 2021 (the “Closing Date”).

    Section 1.4.    Deliveries at the Closing.

    At the Closing, (a) Seller shall deliver to Buyer the LPN Assignment and Bill of Sale (LLC Interest) in the form attached hereto as Exhibit F, (b) Buyer will deliver to the Company the Comstock Contribution Agreement in
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the form attached hereto as Exhibit D, (c) the Company will issue a non-membership Interest in the Company represented by 3,500,000 Class B Units in the Company to Buyer in consideration of Buyer’s contribution of 3,500,000 shares of COMSTOCK common stock to the Company pursuant to the terms of the Comstock Contribution Agreement, (d) Seller shall deliver to Buyer certificates or other instruments representing the LPB Ownership Interest being bought and sold hereunder in accordance with the LPB AR Operating Agreement, (e) Buyer and Seller shall adopt and enter into the Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit E as Members of the Company effective as of July 23, 2021 (the “LPB AR Operating Agreement”) and (f) Buyer will deliver to Seller the purchase price described in and at the times and in accordance with Section 1.2 hereof by wire transfer to a bank account designated by Seller.

ARTICLE II
OTHER AGREEMENTS OF THE PARTIES

Section 2.1    Simultaneous Transactions.

At the Closing, Buyer agrees to deliver to the Company the Comstock Contribution Agreement in the form attached hereto as Exhibit D, and the Company agrees to issue a non-membership Interest in the Company represented by 3,500,000 Class B Units in the Company to Buyer in consideration of Buyer’s contribution of 3,500,000 shares of COMSTOCK common stock to the Company pursuant to the terms of the Comstock Contribution Agreement. The Parties agree that the foregoing transactions together with entering into the LPB AR Operating Agreement shall occur simultaneous with the purchase and sale transaction contemplated by this Agreement.

Section 2.2    Certain Definitions.

Buyer and Seller agree that as used herein the capitalized terms (i) “LPB Ownership Interest” shall have the meaning ascribed to such term in the LPN Assignment and Bill of Sale in the form attached hereto as Exhibit G, (ii) “Lease Agreement” and “Leasehold Interest” and “SNDA” and “Memorandum of Lease” shall have the meaning ascribed to such term in the LPN Assignment and Bill of Sale (Lease) attached hereto as Exhibit B-1, (iii) the “Premises” and the “Leased Equipment” shall have the meaning ascribed to such term in the Lease Agreement, (iv) “Office Building Sublease” shall have the meaning ascribed to such term in the LPB Note Purchase Agreement (as defined in Section 3.1(h) below) and Schedule 2.3 thereto, and (v) “Closing Stock Capital Contribution” shall have the meaning ascribed to such term in Schedule 2.1 to the LPB Note Purchase Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE PARTIES AND THE TRANSACTION

Section 3.1.    Representations and Warranties of Seller.

Seller hereby represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the Closing Date.

(a)    Seller’s name is LP Nutrition LLC; Seller is a Delaware limited liability company with principal address at 300 West Adams Street, Suite 830, Chicago, Illinois 60606; and Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and in any jurisdiction in which the failure to be qualified would impair its ability to enter into this Agreement or the enforceability of this Agreement.

(b)    Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction or any government, governmental agency, or court to which Seller is subject or (ii) conflict with, result in a breach of, or constitute a default under (upon the giving of notice or lapse of time or
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both), result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which the LPB Ownership Interest is subject.

(d)    Seller has no liability or other obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable.

(e)    Seller holds of record and owns beneficially the LPB Ownership Interest, which LPB Ownership Interest is fully paid, and free and clear of any restrictions on transfer (other than any restrictions under federal or state securities laws and the LPB AR Operating Agreement), liens, claims, encumbrances, security interests, options, warrants, purchase rights or other demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of the LPB Ownership Interest (other than this Agreement and the LPB AR Operating Agreement). Seller has good and marketable title to the LPB Ownership Interest.

(f)    Seller assigned all of its right, title and interest in and to a 1% Membership Interest in the Company represented by 10,000 Class A Units of the Company to Corporate Affiliate effective July 19, 2021. Seller has no plan or intention to re-acquire the 1% membership Interest in the Company represented by 10,000 Class A Units in the Company held by Corporate Affiliate.

(g)    Seller assigned all of its right, title and interest in and to the Lease Agreement as Tenant to the Company effective July 19, 2021, and as of such date the Company is a party to the Lease Agreement as Tenant and successor-in-interest to Seller.

(h)    The Company has good and marketable title to the Lease Agreement as Tenant and the Leasehold Interest created thereunder, free and clear of all liens, security interests and encumbrances, except any such liens, security interests or encumbrances granted in favor of Buyer on or after the Closing Date under the terms of the Note Purchase Agreement of even date herewith by and among Buyer, as lender and buyer of the Note, and the Company, as borrower (the “LPB Note Purchase Agreement”).

(i)    The Company’s right, title and interest in, to and under the Lease Agreement as Tenant and the Company’s Leasehold Interest in the Premises and the Leased Equipment under the Lease Agreement is free and clear of all liens, security interests and encumbrances except (i) zoning, entitlement, building and other land use regulations that do not materially impair, prohibit or restrict the occupancy or current or intended use of the Premises, (ii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Premises which do not materially impair, prohibit or restrict the occupancy or current or intended use of the Premises, (iii) the principal balance due on the Base Rent payable to Lincoln Savings Bank (“LSB”) under the Lease Agreement, as shown on the amended Base Rent Amortization Schedule attached to the Lease Agreement as Amended Exhibit B pursuant to the First Amendment to Lease Agreement, (iv) the Mortgage Lien in favor LSB to secure repayment of Landlord’s indebtedness to LSB, (v) the Memorandum of Lease, (vi) the SNDA, (vii) the Office Building Sublease, and (viii) any lien or encumbrance that will be satisfied or removed at or prior to the Initial Funding of Assignee’s project Valor financing (each of the foregoing, collectively, the “Permitted Encumbrances”), and except any such liens, security interests or encumbrances in favor of Buyer on or after the Closing Date under the terms of the LPB Note Purchase Agreement.

Except for the express representations and warranties of Seller set forth in Section 3.1(g), (h) and (i) above, Seller makes no other representations or warranties, express or implied, to Buyer regarding the Valor Facility, the Premises and the Leased Equipment or the condition thereof, the Land (as defined in the Lease Agreement) or any environmental condition or environmental hazard or pollution thereon or therein or the compliance thereof with any environmental laws, rules, regulations, orders, decrees or other governmental or private actions to which the Land is subject, and Seller expressly disclaims any and all such warranties express or implied and any liability to Buyer therefore or in connection therewith.

Section 3.2.    Representations and Warranties of Buyer.
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Buyer hereby represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete as of the Closing Date.

(a)    Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and in any jurisdiction in which the failure to be qualified would impair its ability to enter into this Agreement or the enforceability of this Agreement.

(b)    Buyer’s Board of Directors has authorized this Agreement and the purchase of the LPB Ownership Interest hereunder and Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including but not limited to the issuance, contribution, sale and distribution of the net proceeds or in-kind distribution of the Closing Stock Capital Contribution in accordance with the Comstock Contribution Agreement and the LPB AR Operating Agreement) will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction or any government, governmental agency, or court to which Buyer is subject or any provision of Buyer’s organizational documents (including the Operating Agreement) or (ii) conflict with, result in a breach of, or constitute a default under (upon the giving of notice or lapse of time or both), result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which Buyer is bound.

(d)    Buyer has no liability or other obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable.

ARTICLE IV
[INTENTIONALLY OMITTED]

ARTICLE V
POST-CLOSING COVENANTS

    The Parties agree as follows with respect to the period following the Closing:

Section 5.1    Additional Instruments and Further Assurances.

The Parties agree to cooperate at all times from and after the Closing with respect to any of the matters described herein, and to execute such further deeds, bills of sale, assignments, releases, assumptions, notifications, or other documents or instruments as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the purchase and sale transaction contemplated by this Agreement or the agreements of the Parties under this Agreement.

ARTICLE VI
[INTENTIONALLY OMITTED]

ARTICLE VII
REMEDIES FOR BREACHES OF THIS AGREEMENT
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Section 7.1    Survival of Representations, Warranties and Covenants.

All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two (2) years after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) Seller’s representations and warranties set forth under Section 3.1(e) shall survive the Closing indefinitely, (ii) the covenants of the Parties contained in this Agreement with an express covenant period longer than two years shall survive the Closing and continue in full force and effect for the express covenant period, (iii) the respective rights and obligations of the Parties under Sections 7.2, 7.3 and 7.4 shall survive the Closing indefinitely, and (iv) any representation or warranty as to which a claim shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

Section 7.2    Indemnification Provisions for Benefit of Buyer.

Seller agrees to indemnify, defend and hold Buyer harmless from and against all liabilities, obligations, claims, damages, causes of action, and costs and expenses including attorneys fees that are caused by, attributable to, result from or arise out of Seller’s breach of any representation, warranty or covenant of this Agreement; provided, however, that any claim for indemnification under this Section 7.2 with respect to a breach of a representation or warranty must be asserted in a written notice given to Seller on or prior to the expiration of the survival period for the representation or warranty to which the claim relates.

Section 7.3    Indemnification Provisions for Benefit of Seller.

Buyer agrees to indemnify, defend and hold Seller harmless from and against all liabilities, obligations, claims, damages, causes of action, and costs and expenses including attorneys fees that are caused by, attributable to, result from or arise out of (i) Buyer’s breach of any representation, warranty or covenant of this Agreement or (ii) ) the issuance, contribution or sale of the Closing Stock Capital Contribution, including without limitation, any liability of Seller or its managers or members based on claims of statutory underwriter status; provided, however, that any claim for indemnification under this Section 7.3 with respect to a breach of a representation or warranty or (ii) above must be asserted in a written notice given to Buyer on or prior to the expiration of the survival period for the representation or warranty to which the claim relates.

Section 7.4    Limitations.

Notwithstanding any provision to the contrary, no Party shall be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of claims made pursuant to this Agreement.

ARTICLE VIII
[INTENTIONALLY OMITTED]

ARTICLE IX
MISCELLANEOUS

Section 9.1    Press Releases and Public Announcements; Confidentiality.

The Parties agree to treat and hold the material terms of this Agreement as confidential information and no press release or public announcement relating to the subject matter of this Agreement may be made without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, including the application of the securities laws (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure), and
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provided further that any Party may disclose the transaction including purchase price contemplated by this Agreement to its members, accountants, attorneys and other professional consultants.

Section 9.2    No Third Party Beneficiaries.

    This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns, except LPN Corporation. The Parties agree that LPN Corporation is an intended third party beneficiary of this Agreement and shall have the rights and remedies conferred upon the Parties under this Agreement.

Section 9.3    Entire Agreement.

This Agreement constitutes the entire agreement among the Parties regarding the transactions contemplated hereby and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 9.4    Succession and Assignment.

    This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party (which approval shall not be unreasonably withheld).

Section 9.5    Counterparts.

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and may be executed in whole or part by facsimile counterparts, each of which shall be original if original copies are executed and mailed to the Parties within three business days after sending by facsimile.

Section 9.6    Headings.

    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7    Notices.

    All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:

Mr. Corrado DeGasperis
COMSTOCK MINING INC.
117 American Flat Road
Virginia City, Nevada 89440

with a copy (which shall not constitute notice) to:

Mr. William McCarthy
MANA CORPORATION
117 American Flat Road
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Virginia City, Nevada 89440

If to Seller:

Mr. Jim Galvin
LP NUTRITION LLC
300 West Adams Street, Suite 830
Chicago, Illinois 60606

with a copy (which shall not constitute notice) to:

LP BIOSCIENCES LLC
22234 K42
Merrill, Iowa 51038
Attention: President

    Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 9.8    Governing Law.

    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.9    Amendments and Waivers.

    No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.10    Severability.

    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.11    Expenses.

    Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.12    Construction.

    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the
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authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance and must be true on their own terms.

Section 9.13    Incorporation of Exhibits.

    Any Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.14    Specific Performance.

    Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 9.15    Submission to Jurisdiction.

    Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Iowa, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other person with respect thereto. Each of the Parties appoints the person or persons to whom notices are directed in Section 9.7 as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
- SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the parties have duly executed, or caused their duly authorized representative, to execute this Agreement.

BUYER:
COMSTOCK MINING INC.

By: ___________________________
Name: Corrado DeGasperis
Title: Chief Executive Officer

SELLER:
LP NUTRITION LLC

By: ___________________________
Name: Jim Galvin
Title: Manager

COMPANY:
LP BIOSCIENCES LLC

By: ___________________________
Name: Jim Galvin
Title: Manager

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EXHIBIT A

LPN CONTRIBUTION AGREEMENT

4846-1859-5826\3

EXHIBIT B-1

LPN ASSIGNMENT AND BILL OF SALE (LEASE)

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EXHIBIT B-2

LPB ASSUMPTION AGREEMENT (LEASE)

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EXHIBIT C

LPN ASSIGNMENT AND BILL OF SALE (LLC INTEREST)

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EXHIBIT D

COMSTOCK CONTRIBUTION AGREEMENT

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EXHIBIT E

LPB AMENDED AND RESTATED OPERATING AGREEMENT

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EXHIBIT F

LPN ASSIGNMENT AND BILL OF SALE (LLC INTEREST)

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